        EXHIBIT 10.24

RESOLUTION

Director Compensation

RESOLVED, that effective January 1, 2017, directors who are not officers or employees of the Corporation or any of its subsidiaries (each a “Non-Employee Director”) shall be entitled to receive for their services as directors, a quarterly cash retainer in the amount of $31,250 (“Quarterly Retainer”), to be paid on each January 1, April 1, July 1, and October 1 (each a “Quarterly Payment Date”), provided such Non-Employee Director is serving as a director on such date.

FURTHER RESOLVED, that effective January 1, 2017, each Non-Employee Director who serves as the chair of the Risk and Return Committee or the Compensation and Succession Committee shall be entitled to receive a quarterly chair fee in the amount of $6,250, and each Non-Employee Director who serves as a chair of the Audit Committee or Nominating and Governance Committee, or as Lead Director shall be entitled to receive a quarterly fee in the amount of $8,750, $5,000, and $12,500, respectively, (each such fee, a “Quarterly Chair Fee” or “Quarterly Lead Director Fee”, respectively), to be paid on each Quarterly Payment Date, provided such Non-Employee Director is serving as a committee chair or as Lead Director on such date.

FURTHER RESOLVED, that any Non-Employee Director initially elected to the Board or initially appointed as a committee chair or as Lead Director effective on any date other than a Quarterly Payment Date on or after January 1, 2017, shall be entitled to receive on the Quarterly Payment Date following the date he or she joins the Board or becomes such chair or Lead Director, as the case may be, an additional one-time fee in an amount equal to the Quarterly Retainer, Quarterly Chair Fee, or Quarterly Lead Director Fee, as the case may be, multiplied by a fraction, the numerator of which is the number of calendar days such Non-Employee Director has served on the Board or as such chair prior to such Quarterly Payment Date and the denominator of which is the number of calendar days in such calendar quarter.

FURTHER RESOLVED, effective June 1, 2017, and on each June 1 of each year thereafter, each Non-Employee Director who is serving as a director on that date shall be entitled to receive a number of restricted stock units (“RSU”s) equal to $155,000 divided by the price at which a share of the Corporation’s common stock was last sold in the principal United States market for the stock as of such June 1, with any fractional amount rounded up to the next whole RSU.

FURTHER RESOLVED, that effective June 1, 2017, any Non-Employee Director initially elected to the Board effective on any date other than June 1 shall be entitled to receive on the date he or she joins the Board, a number of RSUs equal to $155,000 divided by the price at which a share of the Corporation’s common stock was last sold in the principal United States market for the stock as of the date the Non-Employee Director joins the Board, multiplied by a fraction, the numerator of which is the number of full calendar months from such date until the following May 31 and the denominator of which is 12, with any fractional amount rounded up to the next whole RSU.

FURTHER RESOLVED, that awards of RSUs under the 2006 Equity Compensation Plan for Non-Employee Directors (the “Plan”), shall be evidenced by the form of Restricted Stock Unit Award Agreement in the approved form.

FURTHER RESOLVED, that beginning with the RSU awards made on or after June 1, 2016, the period of restriction will begin on the date of grant and continue through the earlier of (i) the day prior to the third anniversary of the date of grant, (ii) the date on which the Non-Employee Director’s Board service terminates, and (iii) the date of the Non-Employee Director’s death or disability as defined in the Plan (the “Standard Period of Restriction”), unless the Non-Employee Director elects a period of restriction other than the Standard Period of Restriction, as provided in the resolution immediately below.

FURTHER RESOLVED, that for RSU awards granted after June 1, 2016, a Non-Employee Director may elect a period of restriction other than the Standard Period of Restriction, which shall begin on the date of grant and continue through either (i) the date on which the Non-Employee Director’s Board service terminates, or (ii) the day prior to the tenth anniversary of the date of grant, except in the event of the Non-Employee Director’s death or disability as defined in the Plan, which event shall terminate the period of restriction on the date of such death or disability, (the “Deferral”), by delivering written notice to the Executive Vice President, Human Resources, Allstate Insurance Company not later than December 31 of the calendar year immediately preceding the year in which the RSUs are granted.

FURTHER RESOLVED, that for any Non-Employee Director initially elected to the Board, such Deferral election must be made by written notice to the Executive Vice President, Human Resources, Allstate Insurance Company by the date of his or her election or appointment to the Board or such other date that complies with Section 409A of the Internal Revenue Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

FURTHER RESOLVED, that each such Deferral election shall be irrevocable after the calendar year in which such election is made and thereafter, and shall remain in effect for all successive RSU awards unless and until the Non-Employee Director files a subsequent change to an existing deferral election.

FURTHER RESOLVED, that the Executive Vice President, Human Resources, Allstate Insurance Company is authorized to prepare election forms consistent with these resolutions and applicable law.

FURTHER RESOLVED, that effective as of January 1, 2017, the foregoing resolutions, pertaining to Non-Employee Director cash compensation supercede the resolutions adopted by the Board of Directors on September 24, 2014 and April 10, 2015; and that, effective as of June 1, 2017, the foregoing resolutions pertaining to Non-Employee Director equity compensation, supercede the resolutions adopted by the Board of Directors on May 23, 2016.